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                                                                    Exhibit 99.1

Clarke Galvin
Investor Relations
858-410-3104

                    GENETRONICS ARRANGES PRIVATE PLACEMENT OF
                                  US$3,300,000

SAN DIEGO, CA., MAY 23, 2002 -- Genetronics Biomedical Corporation (AMEX and
TSX: GEB) announced today that it has arranged a private placement of US$3,300,000. The private placement is of special warrants issued at US$0.42 per Special Warrant. Each Special Warrant is exercisable, without additional payment, into one common share and one-third of one common share purchase warrant. One common share purchase warrant is exercisable for 12 months to purchase a common share at US$0.70. It is expected that the financing will be completed as soon as regulatory approval is obtained so that the proceeds may be used to further the business objectives of the Company.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This news release shall not constitute an offer to sell or the solicitation or an offer to buy, nor shall there by any sale of the securities in any state in which an offer, solicitation, or sale would be unlawful.

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